Residential Funding Mortgage Securities I, Inc.
                                    Depositor

                         Residential Funding Corporation
                                 Master Servicer

               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2002-S4

                       Supplement dated February 27, 2002
                                       to
                  Prospectus Supplement dated February 22, 2002
                                       to
                          Prospectus dated May 23, 2001

         Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the Prospectus Supplement dated February 22, 2002.

         The defined term "Interest Accrual Period" on page S-33 under the caption entitled "Description of the Certificates--Glossary of Terms" of the prospectus supplement shall be amended by deleting the words in such definition in its entirety and replacing it with the following:

         "INTEREST ACCRUAL PERIOD -- For all classes of certificates, other than the Class A-10 Certificates and Class A-11 Certificates, the calendar month preceding the month in which the distribution date occurs. The Interest Accrual Period for the Class A-10 Certificates and Class A-11 Certificates is the one-month period commencing on the 25th day of the month preceding the month in which the distribution date occurs and ending on the 24th day of the month in which the distribution date occurs. In spite of the foregoing, the distributions of interest on any distribution date for all classes of certificates, including the Class A-10 Certificates and Class A-11 Certificates, will reflect interest accrued, and receipts for that interest accrued, on the mortgage loans for the preceding calendar month, as may be reduced by any Prepayment Interest Shortfall and other shortfalls in collections of interest to the extent described in this prospectus supplement.

         The defined term "Record Date" beginning on page S-33 under the caption entitled "Description of the Certificates--Glossary of Terms" of the prospectus supplement shall be amended by deleting the words in such definition in its entirety and replacing it with the following:

         RECORD DATE -- With respect to each distribution date and each class of offered certificates other than the Class A-10 Certificates and Class A-11 Certificates, the close of business on the last Business Day of the month next preceding the month in which the related distribution date occurs. With respect to each distribution date and the Class A-10 Certificates and Class A-11 Certificates, the 24th day of the month in which the distribution date occurs.




                            Bear, Stearns & Co. Inc.
                                  Underwriters




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         This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

         Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the certificates offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the offered certificates, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until May 29, 2002.